Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS FOURTH QUARTER AND YEAR END 2023 FINANCIAL RESULTS

Reports Another Quarter of Strong Financial Performance, Recording Distributions of $0.54 per Share and Achieving a $0.43 per Share Increase in NAV

Announces First Quarter 2024 Base Distribution of $0.34 per Share

For Immediate Release

NEW YORK, March 14, 2024 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2023 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

CION also announced that, on March 11, 2024, its co-chief executive officers declared a first quarter 2024 base distribution of $0.34 per share payable on March 28, 2024 to shareholders of record as of March 22, 2024.

FOURTH QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended December 31, 2023 were $0.40 per share and $0.94 per share, respectively;

•	Net asset value per share was $16.23 as of December 31, 2023 compared to $15.80 as of September 30, 2023, an increase of $0.43 per share, or 2.7%. The increase was primarily due to mark-to-market price adjustments to the Company’s portfolio during the quarter ended December 31, 2023;

•	As of December 31, 2023, the Company had $1,092 million of total principal amount of debt outstanding, of which 62% was comprised of senior secured bank debt and 38% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.10x as of December 31, 2023 compared to 1.03x as of September 30, 2023;

•	As of December 31, 2023, the Company had total investments at fair value of $1,841 million in 111 portfolio companies across 24 industries. The investment portfolio was comprised of 86.6% senior secured loans, including 85.0% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $147 million, funded previously unfunded commitments of $7 million, and had sales and repayments totaling $83 million, resulting in a net increase to the Company's funded portfolio of $71 million;

•	As of December 31, 2023, investments on non-accrual status amounted to 0.9% and 3.5% of the total investment portfolio at fair value and amortized cost, respectively, which are down from 1.0% and 3.8%, respectively, as of September 30, 2023;

•	During the quarter, the Company repurchased 280,168 shares of its common stock under its 10b5-1 trading plan at an average price of $10.35 per share for a total repurchase amount of $2.9 million. Through December 31, 2023, the Company repurchased a total of 2,773,804 shares of its common stock under its 10b5-1 trading plan at an average price of $9.72 per share for a total repurchase amount of $27.0 million;

•	On October 10, 2023, the Company completed a private offering in Israel pursuant to which the Company issued approximately $34.1 million of its additional unsecured Series A Notes due 2026, which bear interest at a floating rate equal to SOFR plus a credit spread of 3.82% per year; and

•	On November 8, 2023, the Company completed a private offering pursuant to which the Company issued $100 million of its unsecured notes due 2027, which bear interest at a floating rate equal to the three-month SOFR plus a credit spread of 4.75% per year.

DISTRIBUTIONS

•	For the quarter ended December 31, 2023, the Company paid a quarterly base distribution totaling $18.4 million, or $0.34 per share, and declared a special year-end distribution totaling $8.1 million, or $0.15 per share, paid on January 31, 2024 to shareholders of record as of December 22, 2023, in addition to the previously declared supplemental distribution totaling $2.7 million, or $0.05 per share, paid on January 15, 2024 to shareholders of record as of December 29, 2023.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“2023 was another strong year for CION as we continued to deliver NII in excess of our dividend. Our portfolio’s credit performance continues to be robust, with non-accruals improving further from Q3 to 0.90% of fair value at year-end, reflecting our consistent investment and underwriting discipline. Looking ahead to 2024, we remain optimistic about our pipeline and the broader middle market lending landscape, which we believe positions CION well to achieve excellent risk-adjusted returns for shareholders.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	December 31, 2023		September 30, 2023
Investment portfolio, at fair value[1]	$1,840,824		$1,727,943
Total debt outstanding[2]	$1,092,344		$1,008,212
Net assets	$879,563		$860,760
Net asset value per share	$16.23		$15.80
Debt-to-equity	1.24	x	1.17	x
Net debt-to-equity	1.10	x	1.03	x

	Three Months Ended
(in thousands, except share and per share data)	December 31, 2023	September 30, 2023
Total investment income	$59,999	$67,540
Total operating expenses and income tax expense	$38,241	$37,550
Net investment income after taxes	$21,758	$29,990
Net realized losses	$(351)	$(8,123)
Net unrealized gains	$29,585	$25,606
Net increase in net assets resulting from operations	$50,992	$47,473

Net investment income per share	$0.40	$0.55
Net realized and unrealized gains per share	$0.54	$0.32
Earnings per share	$0.94	$0.87

Weighted average shares outstanding	54,292,065	54,561,367
Distributions declared per share	$0.54	$0.39

Total investment income for the three months ended December 31, 2023 and September 30, 2023 was $60.0 million and $67.5 million, respectively. The decrease in total investment income was primarily driven by a make-whole payment received and additional investment income from restructuring activity during the three months ended September 30, 2023.

Operating expenses for the three months ended December 31, 2023 and September 30, 2023 were $38.2 million and $37.6 million, respectively. The increase in operating expenses was driven by higher interest expense due to an increase in the Company's total debt outstanding during the quarter ended December 31, 2023, partially offset by lower advisory fees paid to CIM due to a decrease in investment income as compared to the quarter ended September 30, 2023.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended December 31, 2023 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$151,712	100%	$82,547	99%
Senior secured second lien debt	—	—	5	—
Collateralized securities and structured products - equity	—	—	62	—
Equity	—	—	391	1%
Total	$151,712	100%	$83,005	100%

During the three months ended December 31, 2023, new investment commitments were made across 5 new and 15 existing portfolio companies. During the same period, the Company received the full repayment on investments in 3 portfolio companies. As a result, the number of portfolio companies increased from 109 as of September 30, 2023 to 111 as of December 31, 2023.

PORTFOLIO SUMMARY1

As of December 31, 2023, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,565,171	85.0%
Senior secured second lien debt	29,111	1.6%
Collateralized securities and structured products - equity	1,096	0.1%
Unsecured debt	12,874	0.7%
Equity	232,572	12.6%
Total	$1,840,824	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	December 31, 2023		September 30, 2023
Number of portfolio companies	111		109
Percentage of performing loans bearing a floating rate[3]	92.5%		92.5%
Percentage of performing loans bearing a fixed rate[3]	7.5%		7.5%
Yield on debt and other income producing investments at amortized cost[4]	13.41%		13.04%
Yield on performing loans at amortized cost[4]	13.98%		13.55%
Yield on total investments at amortized cost	12.12%		11.81%
Weighted average leverage (net debt/EBITDA)[5]	5.02	x	4.78	x
Weighted average interest coverage[5]	1.93	x	1.93	x
Median EBITDA[6]	$33.7 million		$33.7 million

As of December 31, 2023, investments on non-accrual status represented 0.9% and 3.5% of the total investment portfolio at fair value and amortized cost, respectively. As of September 30, 2023, investments on non-accrual status represented 1.0% and 3.8% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2023, the Company had $1,092 million of total principal amount of debt outstanding, comprised of $672 million of outstanding borrowings under its senior secured credit facilities and $420 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 8.5% for the quarter ended December 31, 2023. As of December 31, 2023, the Company had $122 million in cash and short-term investments and $153 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Thursday, March 14, 2024 at 11:00 am Eastern Time to discuss its financial results for the fourth quarter and year ended December 31, 2023. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Fourth Quarter and Year End Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $10.6 million and $8.0 million as of December 31, 2023 and September 30, 2023, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2023	September 30, 2023
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,610,822 and $1,555,700, respectively)	$1,570,676	$1,508,505
Non-controlled, affiliated investments (amortized cost of $210,103 and $207,222, respectively)	206,301	201,617
Controlled investments (amortized cost of $154,705 and $132,900, respectively)	177,293	134,755
Total investments, at fair value (amortized cost of $1,975,630 and $1,895,822, respectively)	1,954,270	1,844,877
Cash	8,415	6,805
Interest receivable on investments	36,724	40,378
Receivable due on investments sold and repaid	967	2,646
Dividends receivable on investments	—	82
Prepaid expenses and other assets	1,348	1,552
Total assets	$2,001,724	$1,896,340

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $10,643 and $8,001, respectively)	$1,081,701	$1,000,211
Payable for investments purchased	4,692	9,663
Accounts payable and accrued expenses	1,036	1,510
Interest payable	10,231	7,238
Accrued management fees	6,893	6,741
Accrued subordinated incentive fee on income	4,615	6,362
Accrued administrative services expense	2,156	1,064
Share repurchases payable	—	67
Shareholder distribution payable	10,837	2,724
Total liabilities	1,122,161	1,035,580

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 54,184,636 and 54,477,427 shares issued, and 54,184,636 and 54,464,804 shares outstanding, respectively	54	54
Capital in excess of par value	1,033,030	1,035,929
Accumulated distributable losses	(153,521)	(175,223)
Total shareholders' equity	879,563	860,760
Total liabilities and shareholders' equity	$2,001,724	$1,896,340
Net asset value per share of common stock at end of period	$16.23	$15.80

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$43,096	$40,481	$184,013	$140,560
Paid-in-kind interest income	6,581	6,642	22,317	22,737
Fee income	3,127	974	7,871	9,019
Dividend income	128	—	210	103
Non-controlled, affiliated investments
Paid-in-kind interest income	2,419	2,711	8,372	6,204
Interest income	1,519	1,348	7,068	5,865
Dividend income	—	13	3,946	79
Fee income	—	—	2,432	525
Controlled investments
Interest income	2,786	—	8,090	6,049
Dividend income	—	1,275	4,250	1,275
Paid-in-kind interest income	2	2,056	1,050	2,482
Fee income	341	—	1,391	—
Total investment income	59,999	55,500	251,010	194,898
Operating expenses
Management fees	6,893	6,925	26,856	27,361
Administrative services expense	1,228	1,114	3,971	3,348
Subordinated incentive fee on income	4,615	5,065	22,277	18,710
General and administrative	1,422	1,317	7,382	7,278
Interest expense	24,023	16,855	85,556	49,624
Total operating expenses	38,181	31,276	146,042	106,321
Net investment income before taxes	21,818	24,224	104,968	88,577
Income tax expense (benefit), including excise tax	60	347	(54)	372
Net investment income after taxes	21,758	23,877	105,022	88,205
Realized and unrealized gains (losses)
Net realized losses on:
Non-controlled, non-affiliated investments	(351)	(15,692)	(31,927)	(11,217)
Non-controlled, affiliated investments	—	—	—	(21,530)
Foreign currency	—	—	—	(3)
Net realized losses	(351)	(15,692)	(31,927)	(32,750)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	7,050	5,839	15,658	(19,807)
Non-controlled, affiliated investments	1,801	(86)	(7,335)	13,523
Controlled investments	20,734	(4,403)	13,896	970
Net change in unrealized appreciation (depreciation)	29,585	1,350	22,219	(5,314)
Net realized and unrealized gains (losses)	29,234	(14,342)	(9,708)	(38,064)
Net increase in net assets resulting from operations	$50,992	$9,535	$95,314	$50,141
Per share information—basic and diluted
Net increase in net assets per share resulting from operations	$0.94	$0.17	$1.74	$0.89
Net investment income per share	$0.40	$0.43	$1.92	$1.56
Weighted average shares of common stock outstanding	54,292,065	55,505,248	54,685,327	56,556,510

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $2.0 billion in total assets as of December 31, 2023. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Annual Report on Form 10-K, which CION filed with the SEC on March 14, 2024, as well as CION’s other reports filed with the SEC. A copy of CION’s Annual Report on Form 10-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 845-8259

Analysts and Institutional Investors

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com